Exhibit 99.1

Imperial Oil Limited
237 - 4th Avenue S.W.
Calgary, AB T2P 0H6

News Release

Mackenzie Gas Project proponents halt project execution activities and focus on priority issues

Calgary, April 28, 2005 — Imperial Oil, on behalf of the Mackenzie Gas Project coventurers, announced today a decision to halt project execution activities due to insufficient progress on key areas critical to the project — the finalization of benefits and access agreements and the establishment of a clear regulatory process, including timelines. The project will focus its efforts in these key areas, and substantial progress will need to be made prior to the start of public regulatory hearings, expected as early as late summer, to allow the project to continue.

Project proponents are halting activities such as geotechnical data gathering programs, the start of detailed engineering and preparatory work on contracting for construction. However, the proponents are continuing all work associated with advancing the regulatory review process, which is currently focused on providing regulators with the information they require.

Progress on benefits and access agreements is being hampered by requests for terms that are well beyond the direct responsibility of the project. In addition, there are concerns about the pace and coordination of the regulatory process and uncertainties associated with the northern regulatory regime, as was experienced recently in pursuing regulatory permits to collect field data.

Meetings have been held with the federal and territorial governments, and Aboriginal leaders to clarify the proponents’ concerns and discuss how the parties can move forward expeditiously to achieve what needs to be accomplished to allow the project to proceed. The federal and territorial governments are being asked to assist by taking ownership of matters that are beyond the scope and responsibility of the project owners. This would enable the project proponents to focus on their responsibilities. The proponents are also seeking confirmation of a clear, firm regulatory review process, including timelines consistent with those in the June 2002 Cooperation Plan developed by regulatory authorities.

“Despite significant effort and expenditures by the proponents and other parties, the reality is that adequate progress is not being made in key areas. Our efforts to resolve issues in these areas have not diminished. However, to achieve real progress, approaches need to change,” said J. Michael Yeager, senior vice-president, Imperial Oil Limited. “We are refocusing our efforts to address these essential issues. We are not giving up on developing a project that can be a sound investment for the proponents and can contribute to sustained economic development for the people of Canada’s north, including employment, business opportunities and growth.”

“We remain committed to the Mackenzie Gas Project,” said Fred Carmichael, Chair of the APG. “It continues to represent a significant opportunity for the people of the North to reduce their reliance on government. Without this project there will be no job creation, business opportunities or income for Aboriginal people, including that derived from the APG’s ownership interest. The project’s future depends on successful resolution of these issues, and all parties — governments, industry and the people of the North — must work together to resolve these issues if the project is to proceed.”

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Henry Sykes, president of ConocoPhillips Canada, said, “We believe this project offers significant opportunities to Canada, and particularly Northern Canadians, as well as a competitive source of gas supply for North American markets. However, resolution of these outstanding issues in a timely manner is essential for the project to proceed.”

“The decision to halt these work activities was extremely difficult, but it was necessary,” said Ian Kilgour, Shell Canada’s senior vice-president of Exploration and Production. “The coventurers have serious concerns regarding the pace of progress relative to our ongoing investments, and the lack of convergence in some key project areas. We remain hopeful we can get back on track.”

The Mackenzie Gas Project proponents filed applications for regulatory approval in October 2004. The applications describe potential benefits associated with the project including:

•	Employment, economic activity and government revenues across the country

•	New supplies of natural gas for North America

•	Dividend income for northern Aboriginal people through their APG ownership

•	Potential for future exploration and development creating additional natural gas supplies, employment, economic activity and government revenues.

The Mackenzie Gas Project would include the development of an estimated six trillion cubic feet of natural gas resource in the three largest onshore fields discovered in the Mackenzie Delta, and construction of a gas and natural-gas liquids gathering system, gas pipeline and related facilities. The Mackenzie Valley gas pipeline would have an initial design capacity of 1.2 billion cubic feet per day and be expandable to accommodate gas from other fields in the future.

The project is being proposed by Imperial, ConocoPhillips Canada, Shell Canada, ExxonMobil Canada and the Aboriginal Pipeline Group (APG). The APG was formed in 2000 to enable ownership interest of the Aboriginal peoples of the Northwest Territories in the proposed Mackenzie Valley natural-gas pipeline. TransCanada PipeLines Limited is helping to facilitate and finance the APG’s ownership, in addition to other support, in the current phase of project development.

Imperial Oil Limited, on behalf of the MGP coventurers, will host a conference call today, Thursday, April 28 at 3:00 p.m. (MST) to discuss this release.

To participate, please dial 1-888-458-1598 and when prompted enter pass code 2333019#. Please call in approximately 10 minutes prior to the start of the conference call. If you are in the Calgary area or calling from outside of North America dial 403-232-6311.

An archived recording of the call will be available by dialing 1-877-653-0545, or 403-232-0933 in the Calgary area and outside North America, and entering pass code 276862#.

FOR MORE INFORMATION, CONTACT:
Hart Searle — Public Affairs
Imperial Oil Limited
(403) 237-2710